EXHIBIT 16.1

April 17, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Crown Equity Holdings, Inc. included under Item 4.01 of its Form 8-K dated April 17, 2026, and are in agreement with the statements contained therein concerning our firm made in response to Item 304(a) of Regulation S-K.

We are not in a position to agree or disagree with any other statements of Crown Equity Holdings, Inc. contained therein.

Sincerely,

/s/ L J Soldinger Associates, LLC

L J Soldinger Associates, LLC